Exhibit 99.1
News Release
For Immediate Release: June12, 2013

H&R Block Announces Fiscal 2013 Results

▪	Earnings per share[1] from continuing operations of $1.69, up 46% from prior year[2]

▪	Total revenues increase 0.4% to $2.9 billion

▪	Successful cost reduction initiatives contribute to $126 million, or 22%, increase in pretax earnings from continuing operations

▪	EBITDA increased 15% to $874 million, or 30% of revenues[3]

KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB), the world's largest consumer tax services provider, today announced its financial results for the fiscal year ended April 30, 2013. Earnings per share from continuing operations increased 46 percent to $1.69. On an adjusted non-GAAP basis, earnings per share from continuing operations increased 25 percent to $1.59, largely driven by the successful execution of the company's previously announced cost reduction initiatives. Total revenues increased 0.4 percent to $2.9 billion, while total expenses fell 5 percent to $2.2 billion.

The 2013 U.S. tax season experienced unprecedented challenges, including significant tax legislation changes that occurred shortly before the traditional opening of the tax season, delays related to the opening of the Internal Revenue Service's (IRS) e-file system, and increased fraud controls at the IRS affecting several forms, among other matters. Based on data through April 30, the company estimates total filings at the IRS during tax season 2013 decreased approximately 0.6 percent to 133 million returns, and that the company maintained its share of total U.S. tax returns. International returns increased 1.3 percent to 3.3 million. Total tax returns prepared worldwide by and through H&R Block were 25.4 million in fiscal 2013.

CEO Perspective

“Considering the challenges the industry faced this tax season, we're pleased to have executed well and delivered improved profits,” said Bill Cobb, H&R Block's president and chief executive officer. “While there is opportunity for improvement, we remain committed to our long-term strategy of balancing client acquisition with earnings growth. Consistent with this strategy, we made a number of decisions this year to optimize our promotional offerings and distribution channels in both the assisted and digital do-it-yourself categories. Though some of these actions negatively impact total client volume, we improved overall profitability, while maintaining our overall share of the U.S. market. We also gained share for the third consecutive year in the important digital online category,” added Cobb.
___________________________

1 All per share amounts are based on fully diluted shares.
2 Unless otherwise noted, all comparisons, including those made to the “prior year,” refer to the current period compared to the prior year period.
3 EBITDA (earnings before interest, taxes, depreciation and amortization) is non-GAAP financial measures. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

Fiscal 2013 Results From Continuing Operations
	Actual		Adjusted*
in millions, except EPS	Fiscal Year 2013	Fiscal Year 2012	Fiscal Year 2013	Fiscal Year 2012
Revenue	$2,906	$2,894	$2,906	$2,894
EBITDA*	$874	$757	$883	$808
Pretax Income	$702	$576	$710	$626
Net Income	$465	$346	$437	$380
Weighted Avg. Shares - Diluted	274.4	298.6	274.4	298.6
EPS	$1.69	$1.16	$1.59	$1.27

*Adjusted amounts and EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP financial measures. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

CFO Perspective

“While we would have preferred to see stronger revenue growth, I'm pleased that we remained disciplined and exceeded our previously stated goal of reducing costs $85 to $100 million,” said Greg Macfarlane, H&R Block's chief financial officer. “Despite the industry challenges we faced, we were able to deliver modest revenue growth along with significant expansion in our EBITDA margin, which increased four full points to 30%. We remain committed to providing shareholder return, evidenced by share repurchases and dividends totaling $532 million this fiscal year, and appreciation in our stock price that outpaced the S&P 500 benchmark during the last 12 months.”

Business Segment Results and Highlights

Tax Services

▪	Revenues increased 0.5 percent to $2.9 billion, primarily due to changes in promotional offerings such as the Free Refund Anticipation Check (RAC) and an increase in digital online filings

▪	U.S. assisted tax preparation fees and royalties declined 1 percent to $2.0 billion due to a 2.7 percent decrease in assisted returns prepared, partially offset by a 1.7 percent increase in price

▪
Revenues related to core financial services increased 7 percent to $317 million, primarily due to the discontinuation of the Free RAC promotion in fiscal 2013, partially offset by lower Emerald Card fees compared to the prior year

▪	International revenue increased 7 percent to $249 million, with strong performance in both Canada and Australia

▪	Total expenses declined 4.7 percent to $2.1 billion, driven by previously announced cost reduction initiatives that included lower compensation and occupancy costs.

▪	Adjusted, non-GAAP pretax income improved 9 percent to $823 million, primarily due to successful cost reduction initiatives mentioned above

Corporate

▪
Pretax loss improved by $9 million to $119 million, due to lower interest expense resulting from the refinancing of our medium term notes during this fiscal year. Additionally, the provision for loan loss decreased reflecting lower delinquencies in the mature and declining legacy mortgage loan portfolio noted below.

▪	Net balance of mortgage loans held for investment declined $67 million to $339 million, while provision for loan losses declined 45 percent to $13.3 million

▪
Effective tax rate from continuing operations improved approximately 6.2 points to 33.7%, driven by a $43 million tax benefit related to the settlement of substantially all outstanding issues in our 1999 through 2007 tax returns with the IRS

Discontinued Operations

▪	Net loss of $31 million compared to $80 million net loss in prior year as fiscal 2012 results included a loss on the sale of RSM McGladrey

▪
Sand Canyon Corporation (SCC), a separate legal entity from H&R Block, Inc., received new claims during the quarter for alleged breaches of representations and warranties in the principal amount of $23 million

▪	SCC reviewed claims in the principal amount of $26 million during the quarter, all of which were deemed invalid

▪
During the latter half of fiscal 2013, SCC entered into tolling agreements with certain counterparties from which SCC had received a significant majority of its asserted claims. During the fourth quarter SCC engaged in settlement discussions with these counterparties related to previously denied and future claims. Based on these actions and other considerations, SCC recorded a provision of $40 million during the fourth quarter, increasing its accrual for contingent losses related to representations and warranties to $159 million at April 30.

Balance Sheet

•	As of April 30, 2013 the company had unrestricted cash of $1.7 billion and total outstanding debt of $0.9 billion

•	Shareholder equity at April 30 was $1.3 billion

Share Repurchases and Dividends

During fiscal 2013, the company repurchased and retired 21.3 million shares at an aggregate price of $315.0 million, or $14.82 per share. The purchase represented an approximate 8 percent reduction in shares outstanding. As of April 30, 2013, 272.6 million shares remained outstanding.

A previously announced quarterly cash dividend of 20 cents per share is payable on July 1, 2013 to shareholders of record as of June 17, 2013. The July 1 dividend payment will mark H&R Block's 203rd consecutive quarterly dividend since the company went public in 1962.

Conference Call

At 4:30 p.m. Eastern on June 12, 2013, the company will host a conference call for analysts, institutional investors and shareholders. To access the call, please dial the number below approximately 5 to 10 minutes prior to the scheduled starting time:

U.S./Canada (877) 809-6980 or International (706) 758-0071
Conference ID: 57796144

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com.

A replay of the call will be available beginning at 6:30 p.m. Eastern on June 12, 2013, and continuing until July 12, 2013, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 57796144. The webcast will be available for replay June 13, 2013 at http://investors.hrblock.com.

About H&R Block
H&R Block, Inc. (NYSE: HRB) is the world's largest consumer tax services provider. More than 600 million tax returns have been prepared worldwide by and through H&R Block since 1955. In fiscal 2013, H&R Block had annual revenues of $2.9 billion with 25.4 million tax returns prepared worldwide. Tax return preparation services are provided in company-owned and franchise retail tax offices by approximately 90,000 professional tax preparers, and through H&R Block At Home™ digital products. H&R Block Bank provides affordable banking products and services. For more information, visit the H&R Block Online Press Center.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled “About Non-GAAP Financial Measures.”

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “could” or “may” or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, capital expenditures, dividends, liquidity, capital structure or other financial items, descriptions of management's plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control and which are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2012 in the section entitled “Risk Factors,” as well as additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Gene King, (816) 854-4672, gene.king@hrblock.com
TABLES FOLLOW

KEY OPERATING RESULTS
Unaudited, amounts in thousands, except per share data

	Three months ended April 30,
	Revenues		Income (loss)
	2013	2012	2013	2012
Tax Services	$2,193,261	$1,994,234	$1,156,346	$1,015,735
Corporate and Eliminations	6,951	6,440	(26,510)	(34,109)
	$2,200,212	$2,000,674	1,129,836	981,626
Income taxes			440,914	389,923
Net income from continuing operations			688,922	591,703
Net loss from discontinued operations			(24,582)	(5,600)
Net income			$664,340	$586,103
Basic earnings per share:
Continuing operations			$2.53	$2.02
Discontinued operations			(0.09)	(0.02)
Consolidated			$2.44	$2.00

Basic shares			272,384	293,103
Diluted earnings per share:
Continuing operations			$2.51	$2.01
Discontinued operations			(0.09)	(0.02)
Consolidated			$2.42	$1.99

Diluted shares			274,715	293,985

	Twelve months ended April 30,
	Revenues		Income (loss)
	2013	2012	2013	2012
Tax Services	$2,877,967	$2,862,378	$821,143	$704,002
Corporate and Eliminations	27,976	31,393	(119,132)	(127,932)
	$2,905,943	$2,893,771	702,011	576,070
Income taxes			236,853	230,102
Net income from continuing operations			465,158	345,968
Net loss from discontinued operations			(31,210)	(80,036)
Net income			$433,948	$265,932
Basic earnings per share:
Continuing operations			$1.70	$1.16
Discontinued operations			(0.11)	(0.27)
Consolidated			$1.59	$0.89
Basic shares			273,057	297,863
Diluted earnings per share:
Continuing operations			$1.69	$1.16
Discontinued operations			(0.11)	(0.27)
Consolidated			$1.58	$0.89

Diluted shares			274,359	298,601

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Basic earnings per share is computed using the two-class method and is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share, except in those periods with a loss from continuing operations.
On October 25, 2012, we issued $500.0 million aggregate principal amount of our 5.50% Senior Notes due 2022 for aggregate proceeds of $497.2 million. The notes bear interest at 5.50% per annum, subject to adjustment based upon our credit ratings. Interest is payable on May 1 and November 1 of each year beginning on May 1, 2013 until the stated maturity date of November 1, 2022. The notes were issued by our wholly-owned subsidiary, Block Financial LLC (Block Financial), and were fully and unconditionally guaranteed by H&R Block, Inc.
On October 25, 2012, we provided notice to the trustee of our intention to redeem the entire $600.0 million aggregate principal amount of our 7.785% Senior Notes that were due to mature in January 2013. The redemption settled on November 26, 2012 for an aggregate price of $623.0 million, which included full payment of principal, a make-whole premium of $5.8 million and interest accrued up to the redemption date of $17.2 million. Proceeds of the issuance of our 5.50% Senior Notes, together with cash balances on hand, were used to redeem the 7.875% Senior Notes. We recognized a loss on the extinguishment of this debt of $5.8 million in fiscal year 2013, which primarily represents the interest that would have been paid on these notes if they had not been redeemed prior to maturity. This loss is included in other income, net on our consolidated statements of income.

CONSOLIDATED BALANCE SHEETS
Unaudited, amounts in thousands, except per share data

	April 30, 2013	April 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,747,584	$1,944,334
Cash and cash equivalents - restricted	117,837	48,100
Receivables, net	206,835	193,858
Prepaid expenses and other current assets	390,087	314,702
Total current assets	2,462,343	2,500,994

Mortgage loans held for investment, net	338,789	406,201
Investments in available-for-sale securities	486,876	371,315
Property and equipment, net	267,880	240,772
Intangible assets, net	284,439	276,664
Goodwill	434,782	427,566
Other assets	262,670	426,055
Total assets	$4,537,779	$4,649,567

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Customer banking deposits	$936,464	$827,549
Accounts payable, accrued expenses and other current liabilities	523,921	567,079
Accrued salaries, wages and payroll taxes	134,970	163,992
Accrued income taxes	416,128	336,374
Current portion of long-term debt	722	631,434
Total current liabilities	2,012,205	2,526,428

Long-term debt	905,958	409,115
Other noncurrent liabilities	356,069	388,132
Total liabilities	3,274,232	3,323,675
Stockholders' equity:
Common stock, no par, stated value $.01 per share	3,166	3,979
Additional paid-in capital	752,483	796,784
Accumulated other comprehensive income	10,550	12,145
Retained earnings	1,333,445	2,523,997
Less treasury shares, at cost	(836,097)	(2,011,013)
Total stockholders' equity	1,263,547	1,325,892
Total liabilities and stockholders' equity	$4,537,779	$4,649,567

CONSOLIDATED STATEMENTS OF INCOME
Unaudited, amounts in thousands, except per share data

	Three months ended April 30,		Twelve months ended April 30,
	2013	2012	2013	2012
Revenues:
Service revenues	$1,884,472	$1,717,064	$2,443,000	$2,434,307
Product and other revenues	274,943	243,547	364,114	359,664
Interest income	40,797	40,063	98,829	99,800
	2,200,212	2,000,674	2,905,943	2,893,771

Expenses:
Cost of revenues:
Compensation and benefits	514,731	512,634	769,161	828,773
Occupancy and equipment	107,553	118,122	354,612	381,200
Provision for bad debt and loan losses	39,287	23,734	90,685	92,157
Interest	15,062	22,737	79,957	92,089
Depreciation and amortization of property and equipment	19,081	16,470	68,192	61,390
Other	126,021	112,561	242,181	246,086
	821,735	806,258	1,604,788	1,701,695
Impairment of goodwill	—	3,152	—	7,409
Selling, general and administrative expenses	251,667	210,231	604,469	618,375
	1,073,402	1,019,641	2,209,257	2,327,479

Operating income	1,126,810	981,033	696,686	566,292
Other income, net	3,026	593	5,325	9,778

Income from continuing operations before taxes	1,129,836	981,626	702,011	576,070
Income taxes	440,914	389,923	236,853	230,102

Net income from continuing operations	688,922	591,703	465,158	345,968
Net loss from discontinued operations	(24,582)	(5,600)	(31,210)	(80,036)

Net income	$664,340	$586,103	$433,948	$265,932

Basic earnings per share:
Continuing operations	$2.53	$2.02	$1.70	$1.16
Discontinued operations	(0.09)	(0.02)	(0.11)	(0.27)
Consolidated	$2.44	$2.00	$1.59	$0.89

Basic shares	272,384	293,103	273,057	297,863

Diluted earnings per share:
Continuing operations	$2.51	$2.01	$1.69	$1.16
Discontinued operations	(0.09)	(0.02)	(0.11)	(0.27)
Consolidated	$2.42	$1.99	$1.58	$0.89

Diluted shares	274,715	293,985	274,359	298,601

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited, amounts in thousands

	Twelve months ended April 30,
	2013	2012

Net cash provided by operating activities	$497,108	$362,049

Cash flows from investing activities:
Purchases of available-for-sale securities	(227,177)	(256,173)
Sales, maturities and payments received on available-for-sale securities	118,411	66,382
Principal repayments on mortgage loans held for investment, net	44,031	49,142
Purchases of property and equipment, net	(113,239)	(82,457)
Payments made for acquisitions of businesses and intangibles, net	(20,742)	(15,258)
Proceeds from sale of businesses, net	3,785	560,499
Franchise loans:
Loans funded	(70,807)	(46,246)
Payments received	83,445	56,591
Surrender of company-owned life insurance policies	81,125	—
Other, net	(9,769)	19,387
Net cash provided by (used in) investing activities	(110,937)	351,867

Cash flows from financing activities:
Repayments of commercial paper	(1,214,238)	(664,167)
Proceeds from commercial paper	1,214,238	664,167
Repayments of long-term debt	(636,621)	—
Proceeds from issuance of long-term debt	497,185	—
Repayments of FHLB borrowings	—	(25,000)
Customer banking deposits, net	103,608	(26,091)
Dividends paid	(217,201)	(208,801)
Repurchase of common stock, including shares surrendered	(340,413)	(180,592)
Proceeds from exercise of stock options, net	25,139	12,275
Other, net	(16,238)	(16,853)
Net cash used in financing activities	(584,541)	(445,062)

Effects of exchange rates on cash	1,620	(2,364)

Net increase (decrease) in cash and cash equivalents	(196,750)	266,490
Cash and cash equivalents at beginning of the year	1,944,334	1,677,844
Cash and cash equivalents at end of the year	$1,747,584	$1,944,334

Supplementary cash flow data:
Income taxes paid, net	$155,617	$218,444
Interest paid on borrowings	73,559	69,681
Interest paid on deposits	5,665	6,843
Transfers of foreclosed loans to other assets	10,357	10,308
Accrued additions to property and equipment	4,261	801
Accrued purchase of common stock	—	22,484

U.S. Tax Operating Data
(in thousands)

	Fiscal Year to Date through 4/30/13	Fiscal Year to Date through 4/30/12	Percent change
Total returns prepared: (1)
H&R Block Company-Owned Operations	8,907	9,203	(3.2)%
H&R Block Franchise Operations	5,598	5,697	(1.7)%
Total H&R Block Assisted Returns	14,505	14,900	(2.7)%

H&R Block At Home Desktop	2,004	2,158	(7.1)%
H&R Block At Home Online	4,892	4,419	10.7%
Sub-total	6,896	6,577	4.9%

H&R Block Free File Alliance	774	861	(10.1)%
Total H&R Block at Home	7,670	7,438	3.1%

Total H&R Block U.S. Returns	22,175	22,338	(0.7)%

(1) Prior year numbers have been reclassified between company-owned and franchise operations for offices that were refranchised during either year.

NON-GAAP FINANCIAL MEASURES
Unaudited, amounts in thousands, except per share amounts

	Three months ended April 30,		Twelve months ended April 30,
EBITDA and Adjusted EBITDA (1)	2013	2012	2013	2012

Net income from continuing operations - as reported	$688,922	$591,703	$465,158	$345,968

Add back :
Income taxes	440,914	389,923	236,853	230,102
Interest expense	15,062	22,737	79,957	92,089
Depreciation and amortization	25,165	23,030	92,407	89,157
	481,141	435,690	409,217	411,348

EBITDA from continuing operations	1,170,063	1,027,393	874,375	757,316

Adjustments:
Loss contingencies - litigation	364	(4,567)	(4,579)	22,961
Impairment of goodwill and intangible assets	2,160	3,152	3,581	11,389
Severance	4,310	30,554	4,785	32,474
Loss on extinguishment of debt	—	—	5,790	—
Gains on sales of tax offices	(396)	(17,742)	(1,272)	(16,601)
	6,438	11,397	8,305	50,223

Adjusted EBITDA from continuing operations	$1,176,501	$1,038,790	$882,680	$807,539
(1) Earnings before interest, taxes, depreciation and amortization.

Non-GAAP Pretax Results

Pretax income from continuing operations - as reported	$1,129,836	$981,626	$702,011	$576,070

Add back :
Loss contingencies - litigation	364	(4,567)	(4,579)	22,961
Impairment of goodwill and intangible assets	2,160	3,152	3,581	11,389
Severance	4,310	30,554	4,785	32,474
Loss on extinguishment of debt	—	—	5,790	—
Gains on sales of tax offices	(396)	(17,742)	(1,272)	(16,601)
	6,438	11,397	8,305	50,223

Pretax income from continuing operations - as adjusted	$1,136,274	$993,023	$710,316	$626,293

	Three months ended April 30,		Twelve months ended April 30,
Non-GAAP After-Tax Results	2013	2012	2013	2012

Net income from continuing operations - as reported	$688,922	$591,703	$465,158	$345,968

Add back (net of tax) :
Loss contingencies - litigation	215	(2,832)	(2,817)	13,935
Impairment of goodwill and intangible assets	1,331	1,895	2,203	6,912
Severance	2,653	18,539	2,944	19,708
Loss on extinguishment of debt	10	—	3,562	—
Gains on sales of tax offices	(245)	(10,770)	(782)	(10,075)
Discrete tax items	5,377	4,932	(33,302)	3,643
	9,341	11,764	(28,192)	34,123

Net income from continuing operations - as adjusted	$698,263	$603,467	$436,966	$380,091

Non-GAAP EPS

EPS from continuing operations - as reported	$2.51	$2.01	$1.69	$1.16

Add back :
Loss contingencies - litigation	—	(0.01)	(0.01)	0.04
Impairment of goodwill and intangible assets	—	0.01	0.01	0.02
Severance	0.01	0.06	0.01	0.07
Gains on sales of tax offices	—	(0.04)	—	(0.03)
Loss on extinguishment of debt	—	—	0.01	—
Discrete tax items	0.02	0.02	(0.12)	0.01
	0.03	0.04	(0.1)	0.11

EPS from continuing operations - as adjusted	$2.54	$2.05	$1.59	$1.27

Non-GAAP Pretax Results - Tax Services segment

Pretax income - as reported	$1,156,346	$1,015,735	$821,143	$704,002

Add back :
Loss contingencies - litigation	364	(4,390)	(4,829)	23,137
Impairment of goodwill and intangible assets	2,160	3,152	3,581	11,389
Severance	3,781	29,365	4,261	31,125
Gains on sales of tax offices	(396)	(17,742)	(1,272)	(16,601)
	5,909	10,385	1,741	49,050

Pretax income - as adjusted	$1,162,255	$1,026,120	$822,884	$753,052

Supplemental Information

Stock-based compensation expense:
Pretax	$3,879	$3,166	$15,293	$14,213
After-tax	2,407	1,897	9,408	8,626
Amortization of intangible assets:
Pretax	$6,085	$6,560	$24,215	$27,767
After-tax	3,775	3,935	14,896	16,852

Tax Services Income Statement
Unaudited, dollars in thousands

	Twelve months ended April 30,
	2013	2012
Tax preparation fees:
U.S.	$1,712,319	$1,749,032
International	220,870	205,466
	1,933,189	1,954,498
Royalties	318,386	308,561
Fees from RACs	158,176	132,361
Fees from Emerald Card	98,896	104,143
Fees from POM guarantees	71,355	75,603
Interest and fee income on EAs	59,657	59,660
Other	238,308	227,552
Total revenues	2,877,967	2,862,378

Compensation & benefits:
Field wages	654,794	691,680
Other wages	150,306	150,908
Benefits and other compensation	148,492	183,037
	953,592	1,025,625
Occupancy and equipment	354,430	381,572
Marketing and advertising	270,240	278,231
Depreciation and amortization	92,004	88,836
Bad debt	77,402	68,082
Supplies	40,131	44,236
Impairment of goodwill and intangible assets	3,581	11,389
Other	265,444	260,405
Total expenses	2,056,824	2,158,376
Pretax income	$821,143	$704,002

Pretax margin	28.5%	24.6%

About Non-GAAP Financial Measures
The accompanying press release contains non-GAAP financial measures. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures in other companies.
We consider non-GAAP financial measures to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of items that are not indicative of our core operating performance.
The following are descriptions of adjustments we make for our non-GAAP financial measures:

▪	We exclude from our non-GAAP financial measures litigation charges we incur and favorable reserve adjustments. This does not include legal defense costs.

▪	We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill, intangible assets, other long-lived assets and investments to their estimated fair values.

▪	We exclude from our non-GAAP financial measures severance and other restructuring charges in connection with the termination of personnel, closure of facilities and related costs.

▪	We exclude from our non-GAAP financial measures the gains and losses on business dispositions, including investment banking, legal and accounting fees.

▪	We exclude from our non-GAAP financial measures the gains and losses on extinguishment of debt.

▪	We exclude from our non-GAAP financial measures the effects of discrete income tax reserve and related adjustments recorded in a specific quarter.
We may consider whether other significant items that arise in the future should also be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including EBITDA, adjusted EBITDA, adjusted pretax and net income of continuing operations, adjusted EPS and adjusted pretax results of our Tax Services segment. We also use EBITDA and pretax income of continuing operations as factors in incentive compensation calculations for our employees. These adjusted results eliminate the impact of items that we do not consider indicative of our core operating performance and, we believe, provide meaningful information to assist in understanding our financial results, analyzing trends in our underlying business, and assessing our prospects for future performance.